Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS THIRD QUARTER 2019 U.S. GAAP NET EARNINGS OF $0.94 PER DILUTED SHARE, OR $0.96 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

Auburn Hills, Michigan, October 31, 2019 – BorgWarner Inc. (NYSE: BWA) today reported third quarter results.

Third Quarter Highlights:

•	U.S. GAAP net sales of $2,492 million, up 0.6% compared with third quarter 2018.

◦	Excluding the impact of foreign currencies and the net impact of acquisitions and divestitures, net sales were up 4.5% compared with third quarter 2018.

•	U.S. GAAP net earnings of $0.94 per diluted share.

◦	Excluding $0.02 per diluted share related to non-comparable items (detailed in the table below), adj. net earnings were $0.96 per diluted share.

•	U.S. GAAP operating income of $276 million, or 11.1% of net sales.

◦
Excluding $18 million of pretax expenses related to non-comparable items, adj. operating income was $294 million. Excluding the impact of non-comparable items, adj. operating income was 11.8% of net sales.

Financial Results:
The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Earnings per diluted share	$0.94	$0.98	$2.54	$3.34

Non-comparable items:
Restructuring expense	0.04	0.03	0.15	0.17
Merger, acquisition and divestiture expense	0.02	—	0.04	0.02
Officer stock awards modification	—	0.03	0.01	0.01
Loss on arbitration	—	—	0.07	—
Gain on commercial settlement	—	—	—	(0.01)
Pension settlement loss	—	—	0.10	—
Tax adjustments	(0.04)	(0.04)	0.04	(0.25)

Adjusted earnings per diluted share	$0.96	$1.00	$2.95	$3.28

Net sales were $2,492 million in the third quarter 2019, up 0.6% from $2,478 million in the third quarter 2018. Net income in the third quarter 2019 was $194 million, or $0.94 per diluted share, compared with $204 million, or $0.98 per diluted share, in the third quarter 2018. Adj. net earnings per share in the third quarter 2019 were $0.96 down from $1.00 in the third quarter 2018. Adj. net earnings in the third quarter 2019 excluded non-comparable items of $0.02 per diluted share. Adj. net earnings in the third quarter 2018 excluded net non-comparable items of $0.02 per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The depreciation of certain foreign currencies against the U.S. dollar decreased net sales by approximately $66 million and decreased net earnings by approximately $0.02 per diluted share in the third quarter 2019 compared with the third quarter 2018. The impact of the divestiture of the thermostat product line decreased net sales by $29 million in the third quarter 2019 compared with the third quarter 2018. The decline in net earnings and adj. net earnings is primarily due to the year-over-year decrease in equity in affiliates' earnings and an increase in the company's tax rate.

For the first nine months of 2019, net sales were $7,609 million, down 4.4% from $7,956 million in the first nine months of 2018. Net income in the first nine months of 2019 was $526 million, or $2.54 per diluted share, compared with $701 million, or $3.34 per diluted share, in the first nine months of 2018. Adj. net earnings per share in the first nine months of 2019 were $2.95, down from $3.28 in the first nine months of 2018. Adj. net earnings in the first nine months of 2019 excluded net non-comparable items of $0.41 per diluted share. Adj. net earnings in the first nine months of 2018 excluded net non-comparable items of $(0.06) per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The depreciation of certain foreign currencies against the U.S. dollar decreased net sales by approximately $299 million and decreased net earnings by approximately $0.12 per diluted share in the first nine months of 2019 compared with the first nine months of 2018. The impact of the divestiture of the thermostat product line decreased net sales by $59 million in the first nine months of 2019 compared with the first nine months of 2018. The decline in net earnings and adj. net earnings is primarily due to the impact of lower revenue, the increased cost from tariffs, supplier cost reductions not keeping pace with normal customer price deflation and a year-over-year increase in the company's tax rate.

Net cash provided by operating activities was $824 million in the first nine months of 2019 compared with $556 million in the first nine months of 2018. Investments in capital expenditures, including tooling outlays, totaled $346 million in the first nine months of 2019, compared with $394 million in the first nine months of 2018. Balance sheet debt decreased $39 million, and cash and restricted cash increased by $177 million at the end of third quarter 2019 compared with the end of 2018.

Engine Segment Results: Engine segment net sales were $1,514 million in the third quarter 2019 compared with $1,516 million in third quarter 2018. Excluding the impact of foreign currencies and the divestiture of the thermostat product line, net sales were up 4.6% from the prior year. Adj. earnings before interest, income taxes and non-controlling interest ("Adj. EBIT") were $241 million in the third quarter of 2019. Excluding the impact of foreign currencies and the divestiture of the thermostat product line, Adj. EBIT was $245 million, up 3.4% from the third quarter of 2018. The increase in Adj. EBIT was primarily due to impact of higher revenue excluding the impact of weaker currencies and the net impact of acquisitions and divestitures.

Drivetrain Segment Results: Drivetrain segment net sales were $993 million in the third quarter 2019 compared with $976 million in the third quarter 2018. Excluding the impact of foreign currencies, net sales were up 4.2% from the prior year. Adj. EBIT was $100 million in tje third quarter 2019. Excluding the impact of foreign currencies, Adj. EBIT was $103 million, down 4.6% from the third quarter 2018. The decline in Adj. EBIT was primarily due to higher research and development spending and startup costs for launches.

Full Year 2019 Guidance: The company has updated its 2019 full year guidance. Net sales are expected to be in the range of $9.95 billion to $10.1 billion. This implies year-over-year organic sales change of down 1.0% to flat. The company expects its blended light-vehicle market to decline in the range of 4.0% to 4.5% in 2019. Global light vehicle production expectations remain volatile, particularly in China. Foreign currencies are expected to result in a year-over-year decrease in sales of $375 million, primarily due to the depreciation of the Euro, Chinese Renminbi and Korean Won against the U.S. dollar. The divestiture of the thermostat product line will decrease year-over-year sales by approximately $90 million. Excluding the impact of non-comparable items, adj. operating margin is expected to be in the range of 11.7% to 12.0%. Excluding the impact of non-comparable items, adj. net earnings are expected to be within a range of $3.85 to $4.00 per diluted share. Full-year free cash flow is expected to be in the range of $550 million to $600 million.

At 9:30 a.m. ET today, a brief conference call concerning third quarter 2019 results and guidance will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 67 locations in 19 countries, the company employs approximately 30,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements in this press release may constitute forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, tariffs, in the countries in which we operate; and other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$2,492	$2,478	$7,609	$7,956
Cost of sales	1,968	1,963	6,053	6,270
Gross profit	524	515	1,556	1,686

Selling, general and administrative expenses	230	230	668	720
Other expense, net	18	7	63	42
Operating income	276	278	825	924

Equity in affiliates’ earnings, net of tax	(7)	(15)	(25)	(38)
Interest income	(4)	(1)	(9)	(4)
Interest expense	15	14	43	45
Other postretirement (income) expense	(1)	(3)	26	(8)
Earnings before income taxes and noncontrolling interest	273	283	790	929

Provision for income taxes	66	67	230	192
Net earnings	207	216	560	737

Net earnings attributable to the noncontrolling interest, net of tax	13	12	34	36
Net earnings attributable to BorgWarner Inc.	$194	$204	$526	$701

Earnings per share — diluted	$0.94	$0.98	$2.54	$3.34

Weighted average shares outstanding — diluted	206.3	208.7	206.8	209.8

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Capital expenditures, including tooling outlays	$102	$125	$346	$394

Depreciation and amortization	$110	$108	$324	$326

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Engine	$1,514	$1,516	$4,681	$4,906
Drivetrain	993	$976	2,973	3,093
Inter-segment eliminations	(15)	(14)	(45)	(43)
Net sales	$2,492	$2,478	$7,609	$7,956

BorgWarner Inc.
Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adj. EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Engine	$241	$238	$731	$797
Drivetrain	100	108	307	345
Adj. EBIT	341	346	1,038	1,142
Restructuring expense	14	5	41	44
Merger, acquisition and divestiture expense	4	2	10	5
Other expense (income)	—	2	14	(3)
Officer stock awards modification	—	6	2	2
Corporate, including stock-based compensation	47	53	146	170
Equity in affiliates' earnings, net of tax	(7)	(15)	(25)	(38)
Interest income	(4)	(1)	(9)	(4)
Interest expense	15	14	43	45
Other postretirement (income) expense	(1)	(3)	26	(8)
Earnings before income taxes and noncontrolling interest	273	283	790	929
Provision for income taxes	66	67	230	192
Net earnings	207	216	560	737
Net earnings attributable to the noncontrolling interest, net of tax	13	12	34	36
Net earnings attributable to BorgWarner Inc.	$194	$204	$526	$701

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2019	December 31, 2018
Assets
Cash	$916	$739
Receivables, net	1,983	1,988
Inventories, net	810	781
Prepayments and other current assets	278	250
Assets held for sale	—	47
Total current assets	3,987	3,805

Property, plant and equipment, net	2,812	2,904
Other non-current assets	3,400	3,386
Total assets	$10,199	$10,095

Liabilities and Equity
Notes payable and other short-term debt	$419	$173
Accounts payable and accrued expenses	2,048	2,144
Income taxes payable	58	59
Liabilities held for sale	—	23
Total current liabilities	2,525	2,399

Long-term debt	1,656	1,941
Other non-current liabilities	1,440	1,410

Total BorgWarner Inc. stockholders’ equity	4,457	4,226
Noncontrolling interest	121	119
Total equity	4,578	4,345
Total liabilities and equity	$10,199	$10,095

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2019	2018
Operating
Net earnings	$560	$737
Depreciation and amortization	324	326
Stock-based compensation expense	30	38
Restructuring expense, net of cash paid	14	35
Pension settlement loss	26	—
Deferred income tax provision (benefit)	28	(37)
Tax reform adjustments to provision for income taxes	16	—
Equity in affiliates’ earnings, net of dividends received, and other	9	(22)
Net earnings adjusted for non-cash charges to operations	1,007	1,077
Changes in assets and liabilities	(183)	(521)
Net cash provided by operating activities	824	556

Investing
Capital expenditures, including tooling outlays	(346)	(394)
Payments for business acquired	(10)	—
Proceeds from sale of business, net of cash divested	24	—
Payments for investments in equity securities	(52)	(4)
Proceeds from asset disposals and other	4	5
Net cash used in investing activities	(380)	(393)

Financing
Net decrease in notes payable	—	(30)
Additions to long-term debt, net of debt issuance costs	45	20
Repayments of long-term debt, including current portion	(54)	(15)
Payments for purchase of treasury stock	(100)	(150)
Payments for stock-based compensation items	(15)	(15)
Contributions from noncontrolling interest stockholders	4	—
Dividends paid to BorgWarner stockholders	(105)	(106)
Dividends paid to noncontrolling stockholders	(23)	(27)
Net cash used in financing activities	(248)	(323)

Effect of exchange rate changes on cash	(19)	(23)
Net increase (decrease) in cash	177	(183)

Cash and restricted cash at beginning of year	739	545
Cash and restricted cash at end of period	$916	$362

Non-GAAP Financial Measures

This press release contains information about BorgWarner’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2019 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Earnings Per Share

The Company defines adjusted operating income as operating income adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted for the items above and related tax effects.

Adjusted Operating Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$2,492	$2,478	$7,609	$7,956

Gross profit	524	515	1,556	1,686
Gross margin	21.0%	20.8%	20.4%	21.2%

Operating income	$276	$278	$825	$924
Operating margin	11.1%	11.2%	10.8%	11.6%

Non-comparable items:
Restructuring and other expense	$14	$7	$41	$44
Merger, acquisition and divestiture expense	4	2	10	5
Officer stock awards modification	—	6	2	2
Loss on arbitration	—	—	14	—
Gain on commercial settlement	—	—	—	(3)
Adjusted operating income	$294	$293	$892	$972
Adjusted operating margin	11.8%	11.8%	11.7%	12.2%

Adjusted Operating Income Guidance Reconciliation
	Full-Year 2019 Guidance
	Low	High
Net Sales	$9,950	$10,100

Operating Income	1,089	1,144
Operating Margin	10.9%	11.3%

Non-comparable items:
Restructuring and other expense	$50	$40
Merger, acquisition and divestiture expense	10	10
Officer stock awards modification	2	2
Loss on arbitration	14	14
Adjusted Operating Income	$1,165	$1,210
Adjusted Operating Margin	11.7%	12.0%

Adjusted Earnings Per Diluted Share Guidance Reconciliation
	Full-Year 2019 Guidance
	Low	High
Earnings per Diluted Share	$3.40	$3.59

Non-comparable items:
Restructuring expense	0.18	0.14
Merger, acquisition and divestiture expense	0.05	0.05
Officer stock awards modification	0.01	0.01
Loss on arbitration	0.07	0.07
Pension settlement loss	0.10	0.10
Tax adjustments	0.04	0.04

Adjusted Earnings per Diluted Share	$3.85	$4.00

Free Cash Flow

The Company defines free cash flow as net cash provided by operating activities minus capital expenditures and it is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Free Cash Flow Outlook Reconciliation
	Full-Year 2019 Guidance
	Low	High
Cash provided by operating activities	$1,150	$1,150
Capital expenditures	(600)	(550)
Free cash flow	$550	$600

Key Definitions

The terms below are commonly used by management and investors in assessing ongoing financial performance.

Organic Revenue Change: Revenue change year over year excluding the estimated impact of FX and net M&A.

Market: The estimated change in light vehicle production weighted for BorgWarner's geographic exposure.

Outgrowth: BorgWarner's "Organic Revenue Change" vs. "Market".